Exhibit 99

TIMES SQUARE SET TO WELCOME NEWEST EDITION

Marriott International, Ian Schrager and The Witkoff Group Announce Second EDITION Hotel in New York City

NEW YORK and BETHESDA, Md., JAN. 15, 2014 – Marriott International, Inc. (NASDAQ: MAR) together with Ian Schrager and The Witkoff Group, Winthrop Realty Trust (NYSE: FUR), New Valley LLC and Maefield Development today announced plans for a second EDITION hotel in New York City. Scheduled to open in 2017 and located in the heart of Times Square, the new hotel will follow the expected 2015 debut of Manhattan’s first EDITION property located in the landmark Clock Tower building at 5 Madison Avenue. EDITION is a first class, full service, luxury lifestyle brand within the Marriott International portfolio, conceived in collaboration with legendary hotelier Ian Schrager. Marriott International will manage the hotel under a long-term agreement.

Located at 701 Seventh Avenue, this will be the first hotel of this scale to be built in Times Square in over two decades. The world class hotel design will feature floor to ceiling windows with unobstructed views of Manhattan in seventy percent of the property’s 452 guest rooms. The Times Square EDITION will be one component of a mixed use development which will feature 100,000 square feet of flagship retail, dining, entertainment and event space, as well an 18,000 square foot HD LED sign – one of the largest in the world. In keeping with the identity of EDITION, Mr. Schrager will lead all creative design and positioning for the hotel, as well as the entertainment programming offered within the property.

“New York is one of the most important destinations in the world, and we are delighted to have secured yet another iconic Manhattan location for our second EDITION hotel in the city,” said Arne Sorenson, Marriott’s president and chief executive officer. “Following the hugely successful opening of The London EDITION last year, we couldn’t be more excited about the potential for this brand,” said Mr. Sorenson. “The Witkoff Group is an ideal partner for a project of this magnitude and we are thrilled to be working together,” said Mr. Sorenson.

“We are excited to team up with Marriott International, Ian Schrager and our partners to complete the most significant new development in Times Square in a number of years,” stated Steven Witkoff, Chairman and CEO of The Witkoff Group. “In addition to introducing the extraordinary EDITION brand to Midtown, the project will feature a significant amount of prime retail space in one of the world’s most trafficked and successful shopping districts.”

“We are honored to be working with such extraordinary partners in creating a world class, transformative project in Times Square,” stated Mark Siffin, CEO of Maefield Development. “It is a remarkable vision that could only be realized through the many talents and capabilities of Marriott, Ian Schrager Company, The Witkoff Group, and our entire JV team.”

Starwood Property Trust, Inc. and iStar Financial Inc. provided to the ownership group an $815 million construction loan for the mixed use project which includes the hotel and retail space. In addition, Starwood Property Trust, Inc. and Starwood Capital Group Global, L.L.C. and its affiliates have an equity interest in the transaction. As additional collateral for the loan, Marriott International has agreed to provide the lenders with the right (upon an uncured event of default under the loan agreement) to require Marriott to purchase the hotel component of the property during the first two years after opening for $314.6 million (i.e., $696,000 per room).

Mark Elliott of Hodges, Ward Elliott acted as a hotel advisor to The Witkoff Group and partners.

Most recently, The London EDITION opened to rave reviews and this month was awarded “Best Hotel, 100 or More Rooms” by Travel + Leisure as part of the magazine’s annual design awards. The modern and luxurious hotel opened this past September in the historic building formerly known as the Berners Hotel, located in the city’s Fitzrovia neighborhood. Future EDITION hotels are planned for Miami Beach (2014), New York City (2015), Abu Dhabi (2015), Gurgaon, India (2015), Sanya, China (2015), Bangkok (2016) and West Hollywood (2017).

CONTACT:

Catherine Leitner – Marriott International, Inc.

catherine.leitner@marriott.com

Joshua Greenwald – Rubenstein Public Relations

jgreenwald@rubensteinpr.com

Note on forward-looking statements: This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws, including the parties’ plans for signing and closing on definitive transaction documents; the opening dates and locations for future EDITION hotels; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the ability of the parties to agree on definitive transaction documents, the receipt of necessary consents, and other risk factors that we identify in our most recent quarterly report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Visit Marriott International, Inc. (NASDAQ: MAR) for company information. For more information or reservations, please visit our web site at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

About The Witkoff Group: The Witkoff Group is a leading real estate investment, operating and full-service development firm headquartered in New York City. Since its founding by Steven Witkoff in 1997, The Witkoff Group has taken a hands-on, operational approach to all of its projects, with in-house teams focused on acquisitions, asset and property management, development and construction. This structure, along with the company’s proven track record, enables The Witkoff Group to successfully execute complex real estate transactions and development projects. Over the past 15 years, The Witkoff Group has acquired more than 60 properties, consisting of approximately 18 million square feet, in major central business districts throughout the United States and London. These properties include office buildings, hotels and over 12,000 residential units, representing a total cost of approximately $7 billion.

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